Exhibit 5.2
[Letterhead of Karen F. Kanjian]

February 17, 2006

Lincoln National Life Insurance Company
Metro Center
350 Church Street
Hartford, CT 06103

Re: The Lincoln National Life Insurance Company Agents Savings and Profit Sharing Plan

Ladies and Gentlemen:

I have acted as counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with The Lincoln National Life Insurance Company Agents Savings and Profit Sharing Plan (the “Plan”). The Company’s common stock, no par value, will be issued under the Plan and registered on a Registration Statement on Form S-3 (the “Form S-3”). Related interests in the Plan will be registered on a separate registration statement on Form S-1 (the “Form S-1,” and together with the Form S-3, the “Registration Statements”). Terms defined in the Registration Statements and not otherwise defined are used with the meanings as so defined.

In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the current written Plan document, including any amendments, complies with the relevant requirements of the Employee Retirement Income Securities Act of 1974, as amended.

I am also of the opinion that, upon acceptance by the Trustee of the Plan of contributions made pursuant to the Plan, participants will have a legally issued, fully paid, and non-assessable interest in the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements. I also consent to any and all references to me in the Registration Statements.

This opinion is rendered solely for your benefit in connection with the transaction described above.

Sincerely,

/s/ Karen F. Kanjian

Karen F. Kanjian
Second Vice President and Senior Counsel
Lincoln National Corporation